Exhibit 5.1

May 13, 2019

SMTC Corporation
7050 Woodbine Ave., Suite 300
Markham, Ontario, Canada L3R 4G8

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.01 per share, of SMTC Corporation (the “Company”).

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission (the “SEC”) with respect to up to 1,071,745 shares of common stock, $0.01 par value, of the Company (the “Plan Shares”), which may be issued pursuant to the Company’s 2010 Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Plan Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Plan Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Plan Shares in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Perkins Coie LLP